UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): July 18, 2007
MERCANTILE BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32434 (Commission File Number)	37-1149138 (I.R.S. Employer Identification No.)
440 Maine Street, Quincy, Illinois 62301
(Address of Principal Executive Offices) (Zip Code)
(217) 223-7300
Registrant’s Telephone Number, Including Area Code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
See discussion at Item 2.03 below.
Item 2.02 Results of Operations and Financial Condition
     Mercantile Bancorp, Inc. (the “Company”) reported in a press release dated July 18, 2007 net income for the second quarter ended June 30, 2007 of $2.4 million, or 41 cents per share, on 5,829,437 weighted average shares outstanding, compared with net income of $2.2 million, or 38 cents per share on 5,848,345 weighted average shares outstanding in the second quarter a year ago.
     For the six months ended June 30, the Company posted net income of $4.2 million, or 72 cents per share, on 5,830,585 weighted average shares outstanding, compared with net income of $4.2 million, or 71 cents per share, on 5,848,245 weighted average shares outstanding for the first six months of the previous year.
     Net interest income for the second quarter rose by 11.2 percent to $10.4 million from $9.4 million in the second quarter a year ago. The increase is due primarily to the inclusion of results from Royal Palm Bank, based in Naples, Florida, which was acquired in November, 2006.
     Net interest income for the first six months of 2007 was $20.8 million compared with $18.3 million in the first half of the prior year, an increase of 13.6 percent. The growth primarily reflects the inclusion of Royal Palm Bank’s results for the entire six month period.
     Noninterest income in the second quarter rose to $2.8 million from $2.4 million in the comparable period last year. For the first six months of 2007, noninterest income rose to $5.1 million from $4.8 million in the same period a year earlier.
     Noninterest expense in the second quarter rose to $9.4 million from $7.5 million in the same period last year. For the first six months of the current year, noninterest expense amounted to $18.6 million vs. $15.3 million in the comparable period a year earlier. The increases in both the three- and six-month periods primarily reflect noninterest expenses attributable to the Royal Palm acquisition. Due to the timing of the acquisition, no Royal Palm expenses were included in the prior-year periods. Additionally, noninterest expenses include costs related to the expansion of the company’s subsidiary, Mid-America Bancorp, whose operating unit, Heartland Bank, opened two new locations late in 2006 in the Kansas City metro market.
     Average assets in the second quarter were $1.4 billion. This compares to average assets of $1.1 billion in the second quarter of last year. Although, as expected, the Royal Palm acquisition was a major contributor to the increase, particularly strong performance at Heartland Bank was also a factor in the growth.
     Net loans at the end of the second quarter stood at $1.03 billion, approximately level compared with $1.02 billion at the end of 2006.
     Total non-performing loans increased from $4.2 million at June 30, 2006 to $11.1 million at June 30, 2007. The increase was primarily due to several large commercial real estate loans that are in foreclosure proceedings and being closely monitored by management.

     Deposits at mid-year stood at $1.12 billion, down modestly from their level of $1.17 billion at the end of 2006.
     The full text of the earnings release is included herein as Exhibit 99.1 and is incorporated herein by reference.
Note: The information in this report provided in Item 2.02 (including the exhibit) is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On July 17, 2007, the Company’s Board of Directors approved the amendment and extension of an existing line of credit through US Bank, N.A., which expired June 30, 2007. The new $8 million credit facility bears interest of 1.5% below the national prime rate and will mature on June 30, 2008. The Company intends to continue to use this revolving credit line for various corporate purposes, including, but not limited to, pursuit of the Company’s growth and operating strategy, stock repurchases, and/or other general corporate purposes. The amount of the new facility has been reduced from its previous level of $15 million. The Company noted it expects to incorporate the additional $7 million previously included in the credit facility in other borrowings being contemplated in relation to its previously announced acquisition of HNB Financial Services, Inc. Other than the reduction of the loan amount and extension of the term, the loan terms remain the same. The Second Amendment to the Third Amended and Restated Loan Agreement dated as of June 30, 2007, which memorializes the amendment and extension, is attached hereto as Exhibit 10.1. Separately, the Company maintains a term loan with US Bank, N.A. in the principal amount of $15 million, which bears interest at a fixed rate of 6.09% and matures on November 10, 2009. The term loan is also memorialized in the previously filed Third Amended and Restated Loan Agreement but its terms remain unchanged.
Item 9.01 Financial Statements And Exhibits
     (c) Exhibits:

Exhibit
Number	Description

10.1	Second Amendment to the Third Amended and Restated Loan Agreement between Mercantile Bancorp, Inc. and U.S. Bank National Association, dated As of June 30, 2007

99.1	Press release issued by Mercantile Bancorp, Inc. on July 18, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bancorp, Inc.
By:	/s/ Ted T. Awerkamp
	Name:	Ted T. Awerkamp
	Title:	President and Chief Executive Officer

Date: July 18, 2007

4